EXHIBIT 99

EMC Insurance Group Inc. Reports 2014
Third Quarter and Nine Month Results

Third Quarter Ended September 30, 2014
Operating Income Per Share - $0.18
Net Income Per Share - $0.16
Net Realized Investment Losses Per Share - $0.02
Catastrophe and Storm Losses Per Share - $0.84
Large Losses Per Share - $0.47
GAAP Combined Ratio - 107.1 percent

Nine Months Ended September 30, 2014
Operating Income Per Share - $0.87
Net Income Per Share - $1.03
Net Realized Investment Gains Per Share - $0.16
Catastrophe and Storm Losses Per Share - $2.55
Large Losses Per Share - $1.15
GAAP Combined Ratio - 105.0 percent

2014 Operating Income Guidance - $1.55 to $1.80 per share

DES MOINES, Iowa (November 7, 2014) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) today reported operating income of $2,482,000 ($0.18 per share) for the third quarter ended September 30, 2014, compared to operating income of $6,545,000 ($0.50 per share) for the third quarter of 20131. For the nine months ended September 30, 2014, the Company reported operating income of $11,748,000 ($0.87 per share), compared to $25,182,000 ($1.93 per share) for the same period in 2013.

Net income, including realized investment gains and losses, totaled $2,229,000 ($0.16 per share) for the third quarter of 2014, compared to $7,199,000 ($0.55 per share) for the third quarter of 2013. For the nine months ended September 30, 2014, the Company reported net income of $13,838,000 ($1.03 per share), compared to $27,684,000 ($2.12 per share) for the same period in 2013.

The Company’s GAAP combined ratio was 107.1 percent in the third quarter of 2014, compared to 100.8 percent in the third quarter of 2013. For the first nine months of 2014, the Company’s GAAP combined ratio was 105.0 percent, compared to 99.0 percent in 2013.

“Our policyholders have experienced above average losses in 2014,” stated President and Chief Executive Officer Bruce G. Kelley. “While the third quarter was a relatively mild quarter for catastrophic events, we tallied some carryover losses from second quarter weather events, as well as many large fire and auto losses.”

Kelley went on to say, “Net written premium growth in the property and casualty insurance segment remained in the mid-single digits as we continue to get rate increases, albeit at a lower level than last year. In addition, investment income continued to increase during the third quarter despite the persistent low interest rate environment, due to an increase in invested assets and dividend income.”

Premiums earned increased 4.5 percent to $138,316,000 for the third quarter of 2014, from $132,362,000 in the third quarter of 2013. In the property and casualty insurance segment, premiums earned increased 7.9 percent, with the majority of the increase attributable to rate level increases on renewal business and growth in insured exposures. In the reinsurance segment, premiums earned decreased 5.9 percent, primarily due to a change in the premium recognition period of two large facility contracts in the pro rata property line of business. Upon completion of the 2014 renewal of these facility contracts, a detailed analysis of the underlying contracts in these facilities was completed, and it was determined that the vast majority of them do not attach until January 1, 2015, or later. Therefore, most of the premium income associated with the 2014 facility contracts will not be recognized until calendar year 2015. In 2013, twelve months of premiums were appropriately earned on these facility contracts, with four months of premium income stemming from the 2012 facility contracts and eight months of premium income stemming from the 2013 facility contracts. This change in premium recognition did not have a material impact on the third quarter results because corresponding adjustments were made to incurred but not reported (IBNR) loss reserves, commission expense reserves and the cost of the excess of loss reinsurance protection. A detailed review of the premium recognition period of all remaining pro rata contracts will be completed before year-end. Any adjustments to earned premiums that become necessary as a result of this review will be recorded in the fourth quarter, along with corresponding adjustments to IBNR loss reserves, commission expense reserves and the cost of the excess of loss reinsurance protection. As a result, the after-tax impact of any fourth quarter adjustments is not expected to be material. For the first nine months of 2014, premiums earned increased 6.7 percent (7.6 percent in the property and casualty insurance segment and 3.6 percent in the reinsurance segment).

Catastrophe and storm losses totaled $17,479,000 ($0.84 per share after tax) in the third quarter of 2014, compared to $15,066,000 ($0.75 per share after tax) in the third quarter of 2013. Third quarter 2014 catastrophe and storm losses accounted for 12.6 percentage points of the combined ratio, which is below the Company’s most recent 10-year average of 14.5 percentage points for this period and above the 11.4 percentage points experienced in the third quarter of 2013. For the first nine months of 2014, catastrophe and storm losses totaled $52,836,000 ($2.55 per share after tax), compared to $41,812,000 ($2.08 per share after tax) in 2013. On a segment basis, catastrophe and storm losses amounted to $10,064,000 ($0.48 per share after tax) and $38,501,000 ($1.86 per share after tax) in the property and casualty insurance segment, and $7,415,000 ($0.36 per share after tax) and $14,335,000 ($0.69 per share after tax) in the reinsurance segment, for the three and nine months ended September 30, 2014, respectively. The reinsurance segment had a significant amount of additional losses reported in the third quarter on three events that occurred during the second quarter.

The Company reported $1,691,000 ($0.08 per share after tax) of favorable development on prior years’ reserves during the third quarter of 2014, compared to $1,309,000 ($0.07 per share after tax) in the third quarter of 2013. For the first nine months of 2014, favorable development totaled $10,922,000 ($0.53 per share after tax), compared to $7,628,000 ($0.38 per share after tax) in 2013. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms, and should therefore not be considered a reliable factor in assessing the adequacy of the Company’s carried reserves. The most recent actuarial analysis of the Company’s carried reserves indicates that carried reserves remain within the top quartile of the range of reasonable reserves.

Large losses (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) increased to $9,673,000 ($0.47 per share after tax) in the third quarter of 2014 from $5,802,000 ($0.29 per share after tax) in the third quarter of 2013. Large losses remained elevated in the third quarter due primarily to an increase in the number of severe losses resulting from fires and auto accidents impacting the commercial property and liability lines of business. For the first nine months of 2014, large losses increased to $23,782,000 ($1.15 per share after tax) from $15,286,000 ($0.76 per share after tax) in 2013.

Results for the third quarter and first nine months of 2014 reflect a significant reduction in the amount of net periodic pension and postretirement benefit costs allocated to the Company. Net periodic pension benefit costs declined to $170,000 and $510,000 for the three and nine months ended September 30,

2014, compared to $753,000 and $2,260,000 for the same periods in 2013. This decline reflects an increase in the expected return on plan assets due to growth of the plan assets and a decline in the amount of net actuarial loss amortized into expense. Net periodic postretirement benefit cost changed significantly as a result of the plan amendment that was announced in the fourth quarter of 2013. The Company recognized net periodic postretirement benefit income of $770,000 and $2,312,000 for the three and nine months ended September 30, 2014, compared to net periodic postretirement benefit expense of $728,000 and $2,184,000 in the same periods in 2013. The plan amendment created a large prior service credit that is being amortized into expense over 10 years. In addition, the service cost and interest cost components of the revised plan’s net periodic benefit cost are significantly lower than those of the prior plan.

Net investment income increased 9.1 percent and 7.5 percent to $11,503,000 and $34,434,000 for the third quarter and first nine months of 2014, from $10,545,000 and $32,028,000 for the same periods in 2013. These increases reflect a higher average invested balance in fixed maturity securities and an increase in dividend income; however, approximately $442,000 (1.4 percentage points) of the increase for the first nine months of 2014 resulted from the early payoff of a commercial mortgage-backed security during the first quarter of 2014 that was purchased at a significant discount to par value. The early payoff accelerated the accretion of the discount to par value, and therefore increased investment income.

Net realized investment losses totaled $253,000 ($0.02 per share) for the third quarter of 2014 compared to net realized investment gains of $654,000 ($0.05 per share) for the third quarter of 2013. Net realized investment gains totaled $2,090,000 ($0.16 per share) for the first nine months of 2014, compared to $2,502,000 ($0.19 per share) for the same period in 2013. During the first quarter of 2014, the Company invested in a limited partnership that is designed to help protect the Company from a sudden and significant decline in the value of its equity portfolio. Included in the net realized investment gains/losses reported for the third quarter and first nine months of 2014 are $596,000 and $1,368,000 of net realized investment losses attributed to the decline in the carrying value of this limited partnership.

At September 30, 2014, consolidated assets totaled $1.5 billion, including $1.4 billion in the investment portfolio, and stockholders’ equity totaled $485.9 million, an increase of 6.7 percent from December 31, 2013. Book value of the Company’s stock increased 4.9 percent to $35.89 per share, from $34.21 per share at December 31, 2013. Book value excluding accumulated other comprehensive income increased slightly to $30.11 per share from $29.78 per share at December 31, 2013.

On October 24, 2014, management announced that, based on actual results for the first nine months of the year and projections for the remainder of the year, it was revising its 2014 operating income guidance to a range of $1.55 to $1.80 per share. This guidance is based on a projected GAAP combined ratio for the year of 102.6 percent and a mid-to-high single digit increase in investment income. The projected GAAP combined ratio has a load of 10.8 percentage points for catastrophe and storm losses.

The Company will hold an earnings teleconference call at 3:00 p.m. Eastern time on November 7, 2014 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the quarter ended September 30, 2014, as well as its expectations for the remainder of the year. Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until February 7, 2015. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

About EMCI:
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The

Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income/loss is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income/loss. The Company’s calculation of operating income/loss may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income/loss to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income/loss is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income/loss. Therefore, the Company has provided the following reconciliation of the non-GAAP financial measure of operating income to the GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The reconciliation of operating income to net income is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
($ in thousands)
Operating income	$2,482	$6,545	$11,748	$25,182
Net realized investment gains (losses)	(253)	654	2,090	2,502
Net income	$2,229	$7,199	$13,838	$27,684

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended September 30, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$107,952	$30,364	$—	$138,316
Investment income, net	8,230	3,275	(2)	11,503
Other income	202	—	—	202
	116,384	33,639	(2)	150,021
Losses and expenses:
Losses and settlement expenses	78,556	28,096	—	106,652
Dividends to policyholders	2,588	—	—	2,588
Amortization of deferred policy acquisition costs	18,143	6,814	—	24,957
Other underwriting expenses	13,079	828	—	13,907
Interest expense	84	—	—	84
Other expenses	132	(1,028)	456	(440)
	112,582	34,710	456	147,748
Operating income (loss) before income taxes	3,802	(1,071)	(458)	2,273
Realized investment losses	(286)	(104)	—	(390)
Income (loss) before income taxes	3,516	(1,175)	(458)	1,883
Income tax expense (benefit):
Current	(304)	(988)	(160)	(1,452)
Deferred	759	347	—	1,106
	455	(641)	(160)	(346)
Net income (loss)	$3,061	$(534)	$(298)	$2,229
Average shares outstanding				13,511,692
Per Share Data:
Net income (loss) per share - basic and diluted	$0.23	$(0.05)	$(0.02)	$0.16
Catastrophe and storm losses (after tax)	$0.48	$0.36	$—	$0.84
Large losses* (after tax)	$0.47	$—	$—	$0.47
Reported favorable development experienced on prior years' reserves (after tax)	$0.02	$0.06	$—	$0.08
Dividends per share				$0.23
Other Information of Interest:
Net written premiums	$131,005	$31,824	$—	$162,829
Catastrophe and storm losses	$10,064	$7,415	$—	$17,479
Large losses*	$9,673	$—	$—	$9,673
Reported favorable development experienced on prior years' reserves	$(427)	$(1,264)	$—	$(1,691)
GAAP Combined Ratio:
Loss and settlement expense ratio	72.8%	92.5%	—	77.1%
Acquisition expense ratio	31.3%	25.2%	—	30.0%
	104.1%	117.7%	—	107.1%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended September 30, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$100,085	$32,277	$—	$132,362
Investment income, net	7,677	2,870	(2)	10,545
Other income	195	—	—	195
	107,957	35,147	(2)	143,102
Losses and expenses:
Losses and settlement expenses	65,638	22,597	—	88,235
Dividends to policyholders	4,220	—	—	4,220
Amortization of deferred policy acquisition costs	17,307	6,364	—	23,671
Other underwriting expenses	16,865	467	—	17,332
Interest expense	84	—	—	84
Other expenses	163	557	283	1,003
	104,277	29,985	283	134,545
Operating income (loss) before income taxes	3,680	5,162	(285)	8,557
Realized investment gains	720	287	—	1,007
Income (loss) before income taxes	4,400	5,449	(285)	9,564
Income tax expense (benefit):
Current	1,979	1,996	(100)	3,875
Deferred	(1,143)	(367)	—	(1,510)
	836	1,629	(100)	2,365
Net income (loss)	$3,564	$3,820	$(185)	$7,199
Average shares outstanding				13,131,323
Per Share Data:
Net income (loss) per share - basic and diluted	$0.27	$0.29	$(0.01)	$0.55
Catastrophe and storm losses (after tax)	$0.56	$0.19	$—	$0.75
Large losses* (after tax)	$0.29	$—	$—	$0.29
Reported (adverse) favorable development experienced on prior years' reserves (after tax)	$0.11	$(0.04)	$—	$0.07
Dividends per share				$0.21
Other Information of Interest:
Net written premiums	$122,185	$34,861	$—	$157,046
Catastrophe and storm losses	$11,247	$3,819	$—	$15,066
Large losses*	$5,802	$—	$—	$5,802
Reported adverse (favorable) development experienced on prior years' reserves	$(2,154)	$845	$—	$(1,309)
GAAP Combined Ratio:
Loss and settlement expense ratio	65.6%	70.0%	—	66.7%
Acquisition expense ratio	38.3%	21.2%	—	34.1%
	103.9%	91.2%	—	100.8%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Nine Months Ended September 30, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$312,716	$92,632	$—	$405,348
Investment income, net	24,818	9,624	(8)	34,434
Other income	584	—	—	584
	338,118	102,256	(8)	440,366
Losses and expenses:
Losses and settlement expenses	227,069	74,398	—	301,467
Dividends to policyholders	6,517	—	—	6,517
Amortization of deferred policy acquisition costs	53,895	20,795	—	74,690
Other underwriting expenses	41,103	1,838	—	42,941
Interest expense	253	—	—	253
Other expenses	540	(1,042)	1,173	671
	329,377	95,989	1,173	426,539
Operating income (loss) before income taxes	8,741	6,267	(1,181)	13,827
Realized investment gains	2,293	922	—	3,215
Income (loss) before income taxes	11,034	7,189	(1,181)	17,042
Income tax expense (benefit):
Current	1,546	1,716	(414)	2,848
Deferred	315	41	—	356
	1,861	1,757	(414)	3,204
Net income (loss)	$9,173	$5,432	$(767)	$13,838
Average shares outstanding				13,443,798
Per Share Data:
Net income (loss) per share - basic and diluted	$0.68	$0.41	$(0.06)	$1.03
Catastrophe and storm losses (after tax)	$1.86	$0.69	$—	$2.55
Large losses* (after tax)	$1.15	$—	$—	$1.15
Reported favorable development experienced on prior years' reserves (after tax)	$0.30	$0.23	$—	$0.53
Dividends per share				$0.69
Book value per share				$35.89
Effective tax rate				18.8%
Annualized net income as a percent of beg. SH equity				3.9%
Other Information of Interest:
Net written premiums	$345,982	$91,276	$—	$437,258
Catastrophe and storm losses	$38,501	$14,335	$—	$52,836
Large losses*	$23,782	$—	$—	$23,782
Reported favorable development experienced on prior years' reserves	$(6,106)	$(4,816)	$—	$(10,922)
GAAP Combined Ratio:
Loss and settlement expense ratio	72.6%	80.3%	—	74.4%
Acquisition expense ratio	32.5%	24.4%	—	30.6%
	105.1%	104.7%	—	105.0%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Nine Months Ended September 30, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$290,607	$89,441	$—	$380,048
Investment income, net	23,422	8,613	(7)	32,028
Other income	593	—	—	593
	314,622	98,054	(7)	412,669
Losses and expenses:
Losses and settlement expenses	195,686	54,091	—	249,777
Dividends to policyholders	8,747	—	—	8,747
Amortization of deferred policy acquisition costs	50,947	18,556	—	69,503
Other underwriting expenses	46,979	1,429	—	48,408
Interest expense	300	—	—	300
Other expenses	554	217	991	1,762
	303,213	74,293	991	378,497
Operating income (loss) before income taxes	11,409	23,761	(998)	34,172
Realized investment gains	3,069	781	—	3,850
Income (loss) before income taxes	14,478	24,542	(998)	38,022
Income tax expense (benefit):
Current	4,294	8,028	(349)	11,973
Deferred	(1,360)	(275)	—	(1,635)
	2,934	7,753	(349)	10,338
Net income (loss)	$11,544	$16,789	$(649)	$27,684
Average shares outstanding				13,044,351
Per Share Data:
Net income (loss) per share - basic and diluted	$0.89	$1.29	$(0.06)	$2.12
Catastrophe and storm losses (after tax)	$1.72	$0.36	$—	$2.08
Large losses* (after tax)	$0.76	$—	$—	$0.76
Reported favorable development experienced on prior years' reserves (after tax)	$0.20	$0.18	$—	$0.38
Dividends per share				$0.63
Book value per share				$31.03
Effective tax rate				27.2%
Annualized net income as a percent of beg. SH equity				9.2%
Other Information of Interest:
Net written premiums	$322,225	$93,065	$—	$415,290
Catastrophe and storm losses	$34,601	$7,211	$—	$41,812
Large losses*	$15,286	$—	$—	$15,286
Reported favorable development experienced on prior years' reserves	$(3,937)	$(3,691)	$—	$(7,628)
GAAP Combined Ratio:
Loss and settlement expense ratio	67.3%	60.5%	—	65.7%
Acquisition expense ratio	36.7%	22.3%	—	33.3%
	104.0%	82.8%	—	99.0%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED BALANCE SHEETS
	September 30, 2014	December 31, 2013
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,059,598 and $1,009,572)	$1,101,240	$1,027,984
Equity securities available-for-sale, at fair value (cost $122,986 and $113,835)	187,383	169,848
Other long-term investments	6,730	2,392
Short-term investments	69,991	56,166
Total investments	1,365,344	1,256,390

Cash	381	239
Reinsurance receivables due from affiliate	31,691	34,760
Prepaid reinsurance premiums due from affiliate	9,869	9,717
Deferred policy acquisition costs (affiliated $42,008 and $37,414)	42,254	37,792
Amounts due from affiliate to settle inter-company transaction balances	4,182	—
Prepaid pension and postretirement benefits due from affiliate	23,063	23,121
Accrued investment income	10,938	9,984
Accounts receivable	2,134	1,080
Income taxes recoverable	4,424	—
Goodwill	942	942
Other assets (affiliated $5,999 and $4,780)	6,148	4,908
Total assets	$1,501,370	$1,378,933

LIABILITIES
Losses and settlement expenses (affiliated $656,855 and $600,313)	$665,280	$610,181
Unearned premiums (affiliated $252,152 and $218,788)	253,108	220,627
Other policyholders' funds (all affiliated)	8,541	8,491
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	13,522
Pension and postretirement benefits payable to affiliate	3,391	3,401
Income taxes payable	—	1,530
Deferred income taxes	23,526	12,822
Other liabilities (affiliated $19,943 and $25,161)	36,649	28,149
Total liabilities	1,015,495	923,723

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 20,000,000 shares; issued and outstanding, 13,536,635 shares in 2014 and 13,306,027 shares in 2013	13,537	13,306
Additional paid-in capital	105,914	99,309
Accumulated other comprehensive income	78,229	59,010
Retained earnings	288,195	283,585
Total stockholders' equity	485,875	455,210
Total liabilities and stockholders' equity	$1,501,370	$1,378,933

INVESTMENTS
The Company had total cash and invested assets with a carrying value of $1.4 billion as of September 30, 2014 and $1.3 billion as of December 31, 2013. The following table summarizes the Company's cash and invested assets as of the dates indicated:

	September 30, 2014
($ in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value	Carrying Value
Fixed maturity securities available-for-sale	$1,059,598	$1,101,240	80.7%	$1,101,240
Equity securities available-for-sale	122,986	187,383	13.7%	187,383
Cash	381	381	—%	381
Short-term investments	69,991	69,991	5.1%	69,991
Other long-term investments	6,730	6,730	0.5%	6,730
	$1,259,686	$1,365,725	100.0%	$1,365,725

	December 31, 2013
($ in thousands)	Amortized Cost	Fair Value	Percent of Total Fair Value	Carrying Value
Fixed maturity securities available-for-sale	$1,009,572	$1,027,984	81.8%	$1,027,984
Equity securities available-for-sale	113,835	169,848	13.5%	169,848
Cash	239	239	—%	239
Short-term investments	56,166	56,166	4.5%	56,166
Other long-term investments	2,392	2,392	0.2%	2,392
	$1,182,204	$1,256,629	100.0%	$1,256,629

NET WRITTEN PREMIUMS
	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	Percent of Net Written Premiums	Percent of Increase/(Decrease) in New Written Premiums	Percent of Net Written Premiums	Percent of Increase/(Decrease) in New Written Premiums
Property and Casualty Insurance
Commercial Lines:
Automobile	17.1%	9.8%	18.4%	12.2%
Liability	15.4%	8.5%	16.1%	10.0%
Property	19.5%	10.5%	18.5%	10.6%
Workers' compensation	19.8%	7.0%	16.9%	5.9%
Other	1.4%	5.6%	1.3%	1.1%
Total commercial lines	73.2%	8.8%	71.2%	9.5%

Personal Lines:
Automobile	3.7%	(8.6)%	4.2%	(9.2)%
Property	3.5%	(5.2)%	3.5%	(8.7)%
Liability	0.1%	8.8%	0.2%	10.2%
Total personal lines	7.3%	(6.8)%	7.9%	(8.7)%
Total property and casualty insurance	80.5%	7.2%	79.1%	7.4%

Reinsurance:
Pro rata (1)	6.6%	(29.6)%	7.6%	(8.3)%
Excess of loss (1)	12.9%	7.5%	13.3%	2.1%
Total reinsurance	19.5%	(8.7)%	20.9%	(1.9)%
Total	100.0%	3.7%	100.0%	5.3%

(1) Includes $532,146 negative portfolio adjustment from the January 1, 2013 decreased participation in the MRB pool.